Exhibit 99.1

FOR IMMEDIATE RELEASE

August 6, 2004

CONTACT:	Jacobs Entertainment, Inc. Stephen R. Roark, President of Casino Operations and Chief Financial Officer 303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Second Quarter and Six Months Results

BLACK HAWK, Colorado – Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its second quarter and six-month period ended June 30, 2004.

Net revenue for the second quarter of 2004 was $48.3 million compared to $43.4 million in the second quarter in the previous year. Net income for the second quarter of 2004 was $2.6 million compared to net income of $1.0 million in the same quarter in the previous year.

Net revenue for the six-month period ended June 30, 2004 was $94.2 million compared to $85.1 million for the six-month period ended June 30, 2003. Net income for the six-month period ended June 30, 2004 was $6.3 million compared to $2.5 million for the same period in the previous year.

JEI will host a conference call to discuss its second quarter and six-month 2004 operating results. The conference call will be held at 11:00 a.m. Eastern Time on Monday, August 9, 2004, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for JEI and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Monday, August 9, 2004, at 11:00 a.m. Eastern Time, please dial (800) 262-1292 and give confirmation code 260092. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Monday, August 9, 2004, at 2:00 p.m. Eastern Time. To access the replay, please dial (888) 203-1112 and reference the confirmation code 260092. The replay will run until Midnight Eastern Time, Monday, August 16, 2004.

Based in Black Hawk, Colorado, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in

Reno, Nevada (the casino properties), Colonial Downs Racetrack, and five related off-track wagering facilities in Virginia and seven truck plaza video gaming facilities in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way: intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenue:
Casinos	$27,099	$23,875	$54,167	$46,944
Truck stops	6,146	5,962	12,601	12,540
Pari mutuel	8,863	7,896	16,548	14,585
Food, beverage, fuel & other	11,057	10,752	20,869	20,910
Promotional allowances	(4,857)	(5,064)	(9,942)	(9,897)

Net revenue	$48,308	$43,421	$94,243	$85,082

Total Cost and Expenses	$40,782	$37,630	$78,218	$72,930

Net Income	$2,646	$1,010	$6,270	$2,461

SELECTED BALANCE SHEET DATA

	June 30 2004	December 31 2003
Total Assets	$245,606	$236,573
Total Liabilities	$171,901	$169,138
Stockholders’ Equity	$73,705	$67,435

(more)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net income as reported above	$2,646	$1,010	$6,270	$2,461
Add:
Interest, net	4,880	4,781	9,755	9,691
Depreciation and amortization	2,481	2,212	4,909	4,363

EBITDA	$10,007	$8,003	$20,934	$16,515

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